CURACRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

September 22, 2015

Date of Report

(Date of Earliest Event Reported)

Tianyin Pharmaceutical Co, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52236	20-4857782
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23rd Floor, Unionsun Yangkuo Plaza, No. 2, Block 3 South Renmin Road Chengdu, P. R. China, 610041
(Address of principal executive offices (zip code))

+011-86-28-8551-6696

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 8 – Other Events

Item 8.01. Other Events

Tianyin Pharmaceutical Co., Inc. (the “Company”) is currently actively exploring strategies in further creating and developing its business based upon the management’s analysis on the current market trend. The market for pharmaceutical products has become increasingly challenging across the traditional Chinese medicine (TCM) healthcare industry due to government policies that raised the costs of production significantly while restrict and limit the sales of the TCM products both in pricing and volumes. The net results of such regulatory and market environment compress the margins of the TCM business. Our TCM business operations have been significantly affected by technological stringencies by government regulations as well as intensified market competition in the pharmaceutical industry. The challenges range from the heightened stringencies in TCM extraction purification, plant operation, competitive combination products, new products offered by our competitors. With constant shifting government policies during recent years, severe price cutting regulations and challenging business operating conditions, the Company is currently seeking strategic investors/companies to make and modify business operations including 1) forming strategic alliances with industrial leaders, 2) seeking strategic investors/investment funds, 3) disposing unprofitable operations, and 4) acquiring or merging with healthcare businesses that are in growth phase to create values for our shareholders. The management regards this strategy value adding and necessary for the Company to grow, and especially under the unique pharmaceutical business environment in China.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIANYIN PHARMACEUTICAL CO., INC.

	By:	/s/Guoqing Jiang
Name: Dr. Guoqing Jiang
Title: Chief Executive Officer
Dated: September 22, 2015